UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2016

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	75-3056237
(State or other jurisdiction of incorporation)	(SEC File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington		98660
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (360) 980-8524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On January 27 through 29, 2016, CytoDyn Inc., a Delaware corporation (the “Company”), conducted the final closings (the “Final Closings”) in its current round of private placements to accredited investors that commenced on October 6, 2016.

In the Final Closings, the Company issued an aggregate of 14,892,297 shares of its common stock, par value $0.001 per share (the “Common Stock”), together with warrants to purchase an aggregate of 7,446,121 shares of Common Stock at an exercise price of $0.75 per share, for aggregate gross proceeds to the Company of approximately $11.2 million. The Company also became obligated to issue warrants to purchase an aggregate of 1,769,512 shares of Common Stock, along with a cash payment of approximately $1.3 million, as a fee to the placement agent in certain transactions in the offering. All of the warrants have a five-year term, running from their respective dates of issuance, and are immediately exercisable.

In the aggregate, in its current round of private placements since October 6, 2016, the Company has issued 33,338,884 shares of Common Stock and warrants to purchase 16,669,391 shares of Common Stock, for aggregate gross proceeds of approximately $25.0 million. The Company relied on the exemption provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended, in connection with such private placements.

After giving effect to the foregoing transactions, the number of shares of Common Stock outstanding as of January 29, 2016 was 117,907,641.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

January 29, 2016	By:	/s/ Michael D. Mulholland
		Name:	Michael D. Mulholland
		Title:	Chief Financial Officer